Exhibit 10.5

              THE READER'S DIGEST ASSOCIATION, INC.

              SEVERANCE PLAN FOR SENIOR MANAGEMENT
         (Amendment and Restatement as of July 8, 1994)


                            ARTICLE I

                Purpose of Plan and Participation

     1.1 The purpose of The Reader's Digest Association, Inc. Severance Plan for Senior Management (the "Company" and the "Plan," respectively) is to provide officers and key executives of the Company with appropriate assurances of continued income and other benefits for a reasonable period of time in the event that the participant's employment is terminated by the Company under any of the circumstances described herein.

     1.2 The Chief Executive Officer of the Company, with the advice of the Company's Senior Vice President, Human Resources, shall, in his absolute discretion select the participants to be covered by this Plan from time to time. The Chief Executive Officer or Senior Vice President, Human Resources may notify each individual participant of his selection and provide him with a copy of this Plan.

     1.3 Participation in the Plan shall not in any respect be deemed to grant the participant either a right to continued participation in the Plan or a right to continued employment and such employment and participation remain terminable at will by either the Company or the participant at any time for any reason or for no reason.

                           ARTICLE II

                              Term

     2.1 The Compensation Committee (the "Committee") of the Company's Board of Directors may at any time and from time to time modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely.

                           ARTICLE III

                     Causes for Termination

     3.1 Subject to the terms of the Plan, including, but not limited to Section 4.1 (involving a release of claims), the benefits described in Article IV hereof shall become payable to the participant in the event that the Company shall terminate a participant's employment involuntarily other than for (a) "Cause" as defined hereinafter; (b) Total Disability as defined in the Company's Long Term Disability Plan; (c) mandatory retirement under the Company's Mandatory Retirement Policy to the extent such imposed retirement is permitted by law; (d) voluntary retirement or resignation; (e) death or (f) termination in connection with a complete divestiture by the Company of the participant's division, provided that the participant receives a bona fide offer of any position with the acquiring company or entity (i) at a rate of base salary and annual bonus opportunity which is at least equal to the participant's rate of base salary and annual bonus opportunity with the Company at the time of the divestiture; and (ii) at a job situs which is not more than fifty
(50) miles from the participant's primary residence at the time the job offer is made. The exclusion from benefits under this Plan described in subpart (f) shall not apply if the participant, after accepting the job offer, shall, within the initial six (6) months of such employment, be involuntarily terminated other than for Cause. For the purposes of this Plan, "Cause" shall mean a discharge from employment occurring by reason of the participant's embezzlement, chronic unexcused absence, proven dishonesty, fraud, conviction of felonious or other charge involving moral turpitude, improper communication of confidential information obtained in the course of employment material violation of company rules, including but not limited to a material violation of the Company's Proprietary and Confidential Information Policy or a material violation of the Company's Code of Conduct or action that would have constituted a material violation of such Policy or Code of Conduct if the participant had continued to be employed by the Company. The determination of whether "Cause" has occurred shall be solely in the discretion of the Chief Executive Officer, with the advice of the Vice President, Human Resources and the Company's General Counsel.

     3.2 No benefits shall be payable under this Plan to a participant otherwise eligible therefor who refuses a job assignment with the Company, provided that (a) the base salary, annual incentive target and benefit eligibility under the Company's long-term incentive plans of the offered position is equal to or greater than his then current position; (b) the participant, in the sole judgment of the Company, may be expected to perform satisfactorily by reason of his prior training, experience or education; and (c) the participant's commutation from his primary residence to the situs of his new position does not exceed his present commutation by more than fifty (50) miles.


                           ARTICLE IV

                       Severance Benefits

     4.1 Notwithstanding anything herein to the contrary, no participant shall be entitled to any payments or benefits described in this Plan until and unless such participant (i) has delivered a general release and waiver of claims, in a form approved by the Company's Senior Vice President, Human Resources and General Counsel, (ii) returns all Company property and (iii) repays all debts or other financial obligations owed to the Company.

     4.2. In the event of termination with respect to which benefits may be payable pursuant to Article III above, the participant shall be eligible to receive severance benefits in the amount of one (1) month's base salary for each full year of continuous service completed prior to termination, but benefits hereunder shall not in any event be less than twelve (12) or more than twenty-four (24) months of base salary. All payments hereunder shall not extend beyond the twenty-fourth (24th) month following a participant's termination of employment.

     4.3 Provided the participant complies with the terms of the Plan and is otherwise eligible for benefits and payments hereunder, severance benefits under this Plan shall be payable commencing immediately after the last day for which the participant is paid as an active employee and shall be made periodically according to the Company's normal pay practice. In the event that the participant shall die before all periodic payments under this Plan shall have been completed, and has not designated in writing a beneficiary to receive such payments and benefits, the participant's spouse or, if none, his personal representative shall receive the balance of such payments in one lump sum, payable as promptly as practicable after the date of death.

     4.4 Provided the participant complies with the terms of the Plan and is otherwise eligible for benefits and payments hereunder, upon termination with respect to which benefits are payable under Section 3.1 above, the Company shall make available outplacement counselling services to the participant in a manner determined by the Company.

     4.5 Provided the participant complies with the terms of the Plan and is otherwise eligible for benefits and payments hereunder, upon termination with respect to which benefits are payable under Section 3.1, the participant shall be entitled to purchase, at its then Blue Book value, any automobile he then possesses which had theretofore been provided to him by the Company.

     4.6 The Company may withhold from any benefits payable under this Plan all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     4.7 Provided the participant complies with the terms of the Plan and is otherwise eligible for benefits and payments hereunder, and provided that the participant has not become eligible for coverage with a successor employer, during the period of benefit payments being provided under Section 4.2 of the Plan, the participant and anyone entitled to claim under or through him shall be entitled to continue participation in the Company's medical, dental and group term life insurance welfare plans on the same basis on which the participant or other individual participated during employment, provided that the terms of any such welfare benefit plan permits such continued participation. After such period, such benefits shall be discontinued except to the extent and on the terms and conditions required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
In the event that such continued participation is not permitted, the Company shall arrange to provide the participant with benefits during such period substantially similar to those he was entitled to receive under such welfare benefit plans immediately prior to his date of termination. Cessation of coverage provided under this Section 4.7 because the participant has become eligible for coverage with a successor employer shall in no event alter the participant's right, by virtue of his status as a retiree, to coverage under any welfare benefit plan maintained by the Company.

     4.8 (a) Notwithstanding the provisions of Section 4.7, provided the participant complies with the terms of the Plan and is otherwise eligible for benefits and payments hereunder, upon termination with respect to which benefits are payable under
Section 3.1, for purposes of determining the participant's eligibility for benefits under The Reader's Digest Association, Inc. Medical and Dental Expense Plan for Retirees and Disabled Individuals (the "Retiree Health Plan"), the participant shall be deemed to be a "Retiree who meets the requisite age or age and service requirements provided by Section 1.34" of the Retiree Health Plan if: (1) the participant's age plus the period of benefit payments being provided under Section 4.2 of this Plan, when added together, would equal sixty (60) years, provided the participant was employed by the Company on and immediately prior to January 1, 1990; or (2)(a) the participant's age plus the period of benefit payments being provided under Section 4.2 of this Plan, when added together, would equal fifty-five (55) years and (b) the participant's age plus the period of benefit payments being provided under Section 4.2 of this Plan, when added together with the participant's years of service plus the period of benefit payments being provided under Section 4.2 of this Plan, would equal seventy (70) years.

         (b) To the extent the deemed credit for the period of benefit payments being provided under Section 4.2 of this Plan results in a participant's becoming eligible to receive any amount under this Section 4.8, the Company shall be solely responsible for the payment of such amount. Any amount payable under this Section 4.8 shall be provided in any form of payment offered under the Retiree Health Plan as selected by the Compensation Committee, in its sole discretion.

         (c) Neither the participant nor anyone entitled to claim under or through the participant shall be entitled to receive any benefits under Section 4.8 of this Plan during any period that the participant is eligible for medical or dental coverage with a successor employer. Cessation of coverage provided under this
Section 4.8 because the participant has become eligible for cov erage with a successor employer shall in no event alter the participant's right, by virtue of his status as a retiree, to coverage under any welfare benefit plan maintained by the Company.

     4.9 Provided the participant complies with the terms of the Plan and is otherwise eligible for benefits and payments hereunder, upon termination with respect to which benefits are payable under Section 3.1, the Company shall pay in addition to the benefits described above an amount equal to the difference between his monthly retirement benefit payable under The Reader's Digest Association, Inc. Retirement Plan (the "Retirement Plan), the Excess Benefit Retirement Plan of The Reader's Digest Association, Inc. (the "Excess Benefit Plan") and Executive Retirement Plan of The Reader's Digest Association, Inc. (the "Executive Retirement Plan) and the amount that would have been payable if his age and his aggregate periods of service under the Retirement Plan, Excess Benefit Plan and Executive Retirement Plan had included the number of months of benefit payments being provided under Section 4.2 of this Plan. To the extent the deemed credit of age and periods of service results in a participant's becoming eligible to receive any amount under this
Section 4.9, the Company shall be solely responsible for the payment of such amount. Any amount payable under this Section
4.9 shall be provided in any form of payment offered under the Retirement Plan as selected by the Compensation Committee, in its sole discretion, with any attendant actuarial reduction, except that the Compensation Committee may, in its sole discretion, pay such amount at any time in a lump sum equal to the equivalent actuarial value of the benefit. For purposes of determining benefits payable under this Section 4.9, a benefit shall be considered payable under the Executive Retirement Plan in the case of a participant who has not attained age 65 only if the Compensation Committee has determined under the terms of such plan that a benefit will be paid.

     4.10    (a)  Provided the participant complies
with the terms of the Plan and is otherwise eligible for benefits and payments hereunder, upon termination with respect to which benefits are payable under Section 3.1, the participant shall be credited with (1) additional periods of service under Section 7.3 of The Reader's Digest Employees Profit-Sharing Plan (the "Profit-Sharing Plan") equal to the period of benefit payments being provided under Section 4.2 of this Plan and (2) for purposes of determining the participant's Early Retirement Age and Normal Retirement Age under the Profit-Sharing Plan, additional years of age equal to the period of benefit payments provided under
Section 4.2 of this Plan.

         (b) To the extent the deemed credit for the period of benefit payments being provided under Section 4.2 of this Plan results in a participant's becoming eligible to receive any amount under this Section 4.10, the Company shall be solely responsible for the payment of such amount. Any amount payable under this Section 4.10 shall be provided in any form of payment offered under the Profit-Sharing Plan as selected by the Compensation Committee, in its sole discretion, and shall be paid within 60 days after the June 30 following the date payments under Section 4.2 cease. The amount payable under Section 4.10 shall be determined as of the June 30 following the date payments under Section 4.2 cease.

         (c) The provisions of this Section 4.10 may result in the Profit-Sharing Plan participant's benefit being deemed non-forfeitable. However, it shall not result in any additional amount being deemed contributed to such Profit-Sharing Plan. Any Profit-Sharing Plan participant receiving benefits under the Profit-Sharing Plan shall not be eligible to receive benefits under this Section 4.10.

     4.11 If, without the prior written consent of the Chief Executive Officer, a participant receiving payments or benefits under this Plan shall become a proprietor, director, partner or employee of, or otherwise become connected with any business that is in competition with the Company (other than as a stockholder with a non-substantial interest in any such business), or if he shall commit any criminal act against the Company, or any act that would constitute Cause as defined herein, or if he shall disclose any information likely to be regarded as confidential and relating to the Company's business, or if he shall solicit clients against the interest of the Company or solicits the Company's employees to work for a competitor of the Company, or if he performs any other act which is substantially detrimental to the Company or its employees, including but not limited to disparaging the Company, its senior management or its products, all payments and benefits and all rights of the participant under this Plan shall cease as of the initial date of such conduct.
The determination of whether such conduct has occurred shall be in the sole discretion of the Chief Executive Officer with the advice of the Senior Vice President, Human Resources and the General Counsel.

     4.12 Except as otherwise provided herein or in The Reader's Digest Association, Inc. Income Continuation Plan for Senior Management, no provision of this Plan or any benefit provided herein shall reduce any amounts otherwise payable, or in any way diminish a participant's existing rights, or rights which may accrue to him solely as a result of the passage of time, under any pension or welfare plan, incentive plan or other contract, plan or arrangement maintained by the Company, except that a participant shall not be eligible for any other severance payment or benefit (similar to those described in this Plan) otherwise provided by the Company other than pursuant to any written agreement between the Company and a participant.


                            ARTICLE V

                       General Provisions

     5.1 Nothing contained in the Plan shall be construed as a contract of employment between the Company and any participant, or as a right of any participant to continue in the employ of the Company, or as a limitation of the right of the Company to discharge any participant, with or without cause. No participant shall have any rights or remedies against the Company arising out of the Plan or his participation therein, his employment or the termination of his employment with the Company.

     5.2 The Plan shall be administered as an unfunded plan designed primarily for the purpose of providing benefits to a select group of members of senior management or highly compen sated employees of the Company. Payments under the Plan shall at all times be made solely from the general assets of the Company. No assets shall be segregated or earmarked in respect of any amount due hereunder. The Plan and the amounts due hereunder shall not constitute a trust.

     5.3 A participant may not assign, anticipate, transfer, pledge, hypothecate or alienate in any manner any interest arising under the Plan, nor shall any such interest be subject to attachment, bankruptcy proceedings or to any other legal processes or to the interference or control of creditors or others.

     5.4 Except as otherwise provided in the Plan, the Senior Vice President, Human Resources shall be responsible for interpreting and administering the Plan. It is intended that any decisions of the Committee, the Chief Executive Officer, or the Senior Vice President, Human Resources regarding any aspect of the Plan, including but not limited to the interpretation, application or administration of this Plan, shall be final and binding on all participants or interested parties. This Plan and actions taken in connection therewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under appli cable New York principles of conflicts of laws) except to the extent ERISA shall apply.

     5.5 In the construction of this Plan, the masculine shall include the feminine and the singular the plural, and vice versa, in all cases where such meaning would be appropriate.

     5.6 In the event any provision of this Plan, if challenged, would be declared invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

     5.7 This Plan was originally adopted effective June 20,
1986, and has been amended and restated as of the following dates: September 20, 1988, July 1, 1989, March 5, 1993, July 9,
1993 and July 8, 1994.